UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A INFORMATION

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Lumentum Holdings Inc.

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This Schedule 14A filing consists of the following communication relating to the proposed acquisition (the “Acquisition”) of NeoPhotonics Corporation (“NeoPhotonics”) by Lumentum (“Lumentum”), a Delaware corporation and Neptune Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lumentum (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated November 3, 2021, by and among NeoPhotonics, Lumentum and Merger Sub:

Excerpts of Transcript of Fireside Chat Session with Alan Lowe, Chris Coldren and Wajid Ali of Lumentum at the Nasdaq Investor Conference relating to the Acquisition

The item listed above was first used or made available on November 30, 2021. The item listed above omits certain sections of the discussion that are unrelated to the Acquisition. Three asterisks (***) indicate where discussion unrelated to the Acquisition has been omitted.

<<Meta Marshall, Morgan Stanley>>

Great. Thank you, everybody, for joining us today. I’m Meta Marshall. I head up the networking coverage here at Morgan Stanley. I’m joined here today by Lumentum. With us today, we have the whole host — whole panel, we have Alan Lowe, CEO; Wajid Ali, CFO; Chris Coldren, SVP and Head of Corporate Development; and Jim Fanucchi, also with IR.

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<<Meta Marshall, Morgan Stanley>>

Got it. Okay. That’s perfect. And then maybe just given kind of applicability or newness, maybe let’s just spend some time on the NeoPhotonics. And so, clearly and certainly a leader kind of within the high speed space, just kind of maybe you could refresh us on the – why this was the right acquisition at the right time and just how it positions you best as we head into some of these higher speed upgrade cycles?

<<Alan Lowe, President and Chief Executive Officer>>

Yeah. It’s a great question And one that, the acquisition we’re really excited about because we believe that to your point, the 400 gig, 600 gig, 800 gig deployments are starting in a meaningful way as we speak, and we think that the compound annual growth rate of those ports is estimated by independent third parties is going to be around at 70% CAGR for the next several years. And so I think the timing was right and their technology leadership in the ultra-narrow line with lasers is critically important to – to our customers. And so our customers are very excited about the combination because we bring the strength of a balance sheet and the ability to invest along with their great technology. And together, we’re a more end-to-end supplier, more important supplier to them and one that I think really most, if not all of our customers are happy with, given that it could have fallen into enemy hands, if you will. And we’re kind of the friendly hand that has shown that we can do acquisitions and really make sure that the customer is first and foremost in everything we do.

<<Meta Marshall, Morgan Stanley>>

Got it. And maybe this kind of overlaps into that answer that you just gave, but you clearly had a very successful Oclaro acquisition that maybe for similar concerns of wanting to see an asset kind of fall into friendly hands and put it into something that had real financial backing just. Are you repeating some of that same playbook? What is it or just how will what you learn through Oclaro help in the near time process?

<<Alan Lowe, President and Chief Executive Officer>>

Yeah. I think we have a lot of learnings from that and how to attain synergies and how to take care of customers through the – through the integration plan and through the integration itself. I think it’s a little bit different now and that we are looking for technologists and R&D engineers. And so our synergies are not going to come from that as much as they’re going to come from the fact that our footprint, our global footprint matches up very, very well with NeoPhotonics whereas in the Oclaro acquisition, we brought in some new sites and new countries. And I think from our perspective, the synergies should come fairly simple just by moving the people into a consolidated footprint. And I think through our ability to take advantage of the breadth and capability at NeoPhotonics and combine it with the Lumentum team, I think we’re going to accelerate innovation to the point where I think we’ll continue to have a leadership position in the products that in markets that we participate in. So I think that’s an exciting aspect of the Neo acquisition as well.

<<Meta Marshall, Morgan Stanley>>

Got it. Maybe just turning to Wajid for a second, just how do you think about kind of the synergy target that you gave in terms of what you could achieve with NeoPhotonics, and just how do you look at kind of achieving that over the next 24 months?

<<Wajid Ali, Chief Financial Officer>>

Yeah. So Meta I think how Alan mentioned it earlier, we’ve got a very similar customer base and we’ve got a very similar both manufacturing footprint and a facilities footprint as well. And that’s going to help us a lot when it comes down to some of the synergies that we’ve committed to, because they have – because NeoPhotonics has a very similar customer base. We’re going to see a lot of synergies in our SG&A functions, and because – and not so much in R&D. And I think last year of the $90 million I NeoPhotonics would spend on operating expenses, probably about $35 million to $40 million it was in SG&A. And so, there’s a lot of opportunity in SG&A because of the similar customer base, as well as the manufacturing footprint being similar as well.

On the cost of goods sold side, we share some of the same contract manufacturers. They have their pricing model, we have our pricing model. Our expectation is that our pricing model is better. And so, we’ll be able to extract material savings from there from a BOM standpoint. And then from an infrastructure standpoint, and that’s really the reason we’ve given ourselves 24 months to be able to achieve the synergies on the cost of goods sold side. From an infrastructure standpoint, do we do some consolidation? In Asia, they’ve got a Japan facility, we’ve got a Japan facility. We’ve got a facility in China and they’ve got a facility in China. And what are the opportunities that really exist there for us to have some type of infrastructure consolidation from a manufacturing standpoint.

And then, in addition to that, there’s some basic business processes that we’ve really been able to excel on from a Kaizen standpoint and our quality metrics and our process efficiencies that we honed in very well when we did the acquisition and integration of Oclaro. And we’ve seen that pay off in spades through the gross margin improvements that all of us have seen over the last six quarters to eight quarters. And a lot of that is, is the Kaizen work that we’ve done within our telecom business. And so, what we’re hoping to do is to copy and paste that from a business process standpoint and be able to achieve better quality metrics and have better cost efficiencies as well through productivity improvements. So kind of when you take a look at all of that we think that our ability to achieve $50 million in pro forma synergies is pretty straightforward.

<<Meta Marshall, Morgan Stanley>>

Got it. That’s super helpful. Are there any just because there is so much kind of customer overlap, either revenue synergies or revenue dis-synergies that we should be thinking about either allocations or the products that’s different enough that that’s not a consideration we need to take into account for now.

<<Wajid Ali, Chief Financial Officer>>

Well, so we haven’t actually outlined any type of favorable revenue synergies as part of our targets we’ve conveyed. But I think Alan mentioned earlier that customers are really excited that we’re going to be together. And the big reason for that is because we’ve got a much stronger balance sheet. And so there are multiple customers that are super excited about NeoPhotonics’ products as well as their product roadmap. And if they were on the borderline because of the financial situation that NeoPhotonics had, even though they just turned profitable in the last quarter. They are a lot more comfortable with Lumentum being the parent and being able to help service those customers for a longer period of time, because you can appreciate, the investments that end customers are making are pretty significant. And so they have a quality and reliable supplier that can be a partner with them is incredibly important. So the product innovation from NeoPhotonics side and our breadth and our balance sheet is a great combination. So I think that that will help from a revenue standpoint. And I don’t know if we want to call it revenue synergies, but it will certainly help from a revenue growth standpoint, as well as the R&D that Alan mentioned earlier that we’re looking to do.

<<Meta Marshall, Morgan Stanley>>

Great. That’s perfect.

Clearly, we’re seeing a lot of acquisition activity over the past couple of years, whether the Oclaro or II-VI and Finisar and kind of other acquisitions are based on and so, just where do you feel like this space is in terms of consolidation at this point or are there other meaningful moves that that you think are out there?

<<Alan Lowe, President and Chief Executive Officer>>

Yeah. I’ll give you my thoughts on and then Chris, maybe you can chime in as well. I think, as you can imagine, we have a pipeline of things that we look at in from anything in our existing markets as well as in new markets where photonics, we think is going to be critically enabling technology for new markets. And so I do think there’s going to be more acquisitions, whether it’s in telecom or Datacom or 3D sensing or lasers or could be in something else that may be an emerging area for photonics in general. So I do think there’s more, more room to go. And I think that, you know, given that our balance sheet is continuing to be strong even after the acquisition of NeoPhotonics that we certainly have the firepower to do more or should we decide to do that. Chris?

<<Chris Coldren, Senior Vice President, Strategy and Corporate Development>>

Yeah. I think the only thing I would add is I mean, good point you know that, a lot of the companies you think of that were created or at least became known 20 years ago in the telecom boom period. We’ve seen the industry unwind into a healthier structure with a fewer set of players that frankly are doing a better job at serving customers because they’re better able to invest in technology and manufacturing capability. I don’t think that ends in that, as Alan highlighted. We’re pushing into new markets, and it’s not even his new optics is pushing closer to the chip level. For example, in chip level interconnect, which makes it very relevant to the semiconductor space and compute architecture, et cetera, let alone industrial and life sciences and other markets and M&A is a great way to accelerate innovation as well as scale — there’s lots of small and medium sized companies that have interesting technologies but haven’t quite scaled up if you will, and are not, maybe at a level of being able to do business with the kind of customers that photonics are becoming increasingly relevant to and expect somebody like the Lumentum. Lumentum ends up being a smaller supplier in some ways to some of these large, large companies. And so, our ability to integrate both small and medium technology companies as well as opportunities to expand the use of photonics in other end markets, M&A probably plays a critical role in that.

<<Meta Marshall, Morgan Stanley>>

Got it. That’s super helpful. And maybe just the last question on that before I jumped in, 3D sensing is just — understanding you don’t own the asset, but is there anything you can be doing to help NeoPhotonics with any supply chain issues that they might be having just kind of in this interim period? Or are there pretty higher built walls for now?

<<Alan Lowe, President and Chief Executive Officer>>

Yeah, I think we’re in the higher built walls phase. I would say that the one thing that we didn’t mention earlier is the fact that we, as part of the deal, we provided a loan that NeoPhotonics can draw down on up to $50 million. And we think that between the signing and the closing of the deal, there could be hyperscalers that say, hey, I’m now ready to bet on NeoPhotonics, whereas perhaps I wasn’t before because of the backing of Lumentum and the financial availability of funds to be able to increase their CapEx and increase their capacity to satisfy hyperscalers for example. So I think from that perspective, we can help them with that and we did that and it’s in the agreement. But as far as working together to collaborate that’s I think post closed effort that we’re going to take on.

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<<Meta Marshall, Morgan Stanley>>

Got it. And if anybody has a quick answer just on — or not quick a answer, we have a couple of minutes, but and just in terms of — there has been a lot of new builds that people have been waiting for and looking for kind of certain transport kind of increases in transport, clear that that more of our supply chain constraint area right now. But just, what you guys are seeing in terms of the new build versus transmission growth and just how you are seeing that developed currently?

<<Alan Lowe, President and Chief Executive Officer>>

Yeah. I mean, we’ve – over the last couple of quarters, we’ve seen near record pump laser shipments and pump lasers are really critically important to amplification. So to your point, the first things that go into net new build networks are amplifiers and ROADMs and we’ve seen that the pump laser part of our business really, really picking up. And that’s typically a great leading indicator for more transport equipment, as well as transmission gear that comes on after you build out the transport layer of the network as you light up new wavelengths of light. And so that gets back to your earlier question around why we’re so excited about NeoPhotonics, because that’s perfect timing for us to really take advantage of the growth in 400 gig, 600 gig, 800 gig transmission rates. And what we think is really a great opportunity for the combined company.

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Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the proposed transaction and our expectations, strategy, plans or intentions regarding it. Forward-looking statements in this communication include, but are not limited to, (i) expectations regarding the timing, completion and expected benefits of the proposed transaction, (ii) plans, objectives and intentions with respect to future operations, customers and the market, and (iii) the expected impact of the proposed transaction on the business of the parties. Expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the risk that the transaction may not be completed in a timely manner or at all; the ability to secure regulatory approvals on the terms expected in a timely manner or at all; the effect of the announcement or pendency of the transaction on our business relationships, results of operations and business generally; risks that the proposed transaction disrupts current plans and operations; the risk of litigation and/or regulatory actions related to the proposed transaction; potential impacts of the Covid-19 pandemic; changing supply and demand conditions in the industry; and general market, political, economic and business conditions. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the Securities and Exchange Commission, including reports filed on Form 10-K, 10-Q and 8-K and in other filings made by NeoPhotonics and Lumentum with the SEC from time to time and available at www.sec.gov. These forward looking statements are based on current expectations, and with regard to the proposed transaction, are based on Lumentum’s and NeoPhotonics’ current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by NeoPhotonics and Lumentum, all of which are subject to change.

The parties undertake no obligation to update the information contained in this communication or any other forward-looking statement.

Additional Information and Where to Find It

This communication is being made in respect of a proposed business combination involving Lumentum and NeoPhotonics. NeoPhotonics will file relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the proposed transaction, including a proxy statement on Schedule 14A. Under the proposed terms, promptly after filing its proxy statement with the SEC, NeoPhotonics will mail or otherwise make available the proxy statement and a proxy card to each stockholder entitled to vote at the annual meeting relating to the proposed transaction. NEOPHOTONICS STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

LUMENTUM AND NEOPHOTONICS URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available and filed) free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Lumentum (when they become available) may be obtained free of charge on Lumentum’s website at www.lumentum.com or by contacting Lumentum’s Investor Relations Department at investor.relations@lumentum.com. Copies of documents filed with the SEC by NeoPhotonics (when they become available) may be obtained free of charge on NeoPhotonics’ website at https://ir.NeoPhotonics.com or by contacting NeoPhotonics’ Investor Relations at ir@NeoPhotonics.com.

Participants in the Solicitation

The directors and executive officers of NeoPhotonics may be deemed to be participants in the solicitation of proxies from the stockholders of NeoPhotonics in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding NeoPhotonics’ directors and executive officers is also included in NeoPhotonics’ proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 16, 2021. These documents are available free of charge as described in the preceding paragraph.